Exhibit 10.2

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of January 8, 2016 (this “Agreement”), is entered into by and among RestorGenex Corporation, a Delaware corporation (“Parent”) and Computershare, Inc., a Delaware corporation, as Rights Agent (the “Rights Agent”).

Preamble

WHEREAS, Parent, Arco Merger Sub, LLC, a Virginia limited liability company (“Merger Sub”), and Diffusion Pharmaceuticals LLC, a Virginia limited liability company (the “Company”), have entered into an Agreement and Plan of Merger dated as of December 15, 2015 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

WHEREAS, pursuant to Section 6.8 of the Merger Agreement, prior to the Closing Date (as defined in the Merger Agreement) and on the terms set forth herein, Parent has the right to issue, to the holders of record of CVR Eligible Securities (as defined below), a distribution of one CVR (as defined below) with respect to each CVR Eligible Security then issued and outstanding held by such holder.

WHEREAS, on January 7, 2016 the board of directors of Parent authorized and declared a distribution of one CVR for each CVR Eligible Security outstanding at 4:01 p.m. Eastern Time on the Record Date (as defined below), payable immediately prior to the Effective Time (as defined below); provided, that such distribution is contingent, and shall only become payable, upon the satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement and the occurrence of the time immediately prior to the Effective Time.

WHEREAS, the parties have done all things necessary to make the CVRs, when issued pursuant to this Agreement, the valid obligations of Parent and to make this Agreement a valid and binding agreement of Parent, in accordance with its terms.

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(ii) all accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with U.S. generally accepted accounting principles, as in effect on the date hereof;

(iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iv) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa; and

(v) all references to “including” shall be deemed to mean including without limitation.

(b) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Achievement Certificate” has the meaning set forth in Section 2.4(a).

“Board of Directors” means the board of directors of Parent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York are authorized or obligated by law or executive order to remain closed.

“Change of Control” means, with respect to any Person, the occurrence of any of the following: (i) the sale, lease, transfer or other conveyance, in a single transaction or in a related series of transactions, of all or substantially all of the assets of such Person; (ii) the acquisition by any other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership of 50% or more of the equity securities of such Person; (iii) any other Person or group (as defined in clause (ii)) being entitled to appoint or elect 50% or more of the board of directors (or equivalent body) of such Person; or (iv) the first day on which the majority of the board of directors (or equivalent body) of such Person or any of its direct or indirect parent companies then in office shall cease to consist of Continuing Directors.

“Common Stock” means the common stock of Parent, par value $0.001 per share.

“Continuing Director” means, as of any date of determination, any member of a board of directors (or equivalent body) of any Person who (1) was a member of such board of directors (or equivalent body) immediately following the consummation of the transactions contemplated by the Merger Agreement; or (2) was nominated for election or elected to such board of directors (or equivalent body) by a majority of the Continuing Directors (which, for the avoidance of doubt, includes directors elected or appointed pursuant to this clause (2) following the Merger) who were members of such board of directors (or equivalent body) at the time of nomination or election.

“CVR Derivative Security” means any security of Parent exercisable or convertible into Common Stock, the terms of which provide for an adjustment as to the number and kind of such securities in the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other similar change in the corporate structure or shares of Parent.

“CVR Eligible Security” means, as of the Record Date, (i) each outstanding share of Common Stock and (ii) each outstanding CVR Derivative Security.

“CVR Expiration Date” means the fifth (5th) anniversary of the date of this Agreement.

“CVR Payment Amount” means, as of the date of the applicable CVR Payment Event, an amount in cash equal to the Net Proceeds received as of such date less the aggregate amount of any previous CVR Payment Amounts; provided, however, that with respect to any property other than cash received by Parent as Net Proceeds, such property will be either, as determined by the board of directors of Parent in its sole discretion within thirty (30) days of the receipt of such property, (i) valued in good faith by the board of directors of Parent and the value so determined will be treated as Net Proceeds as of the date such non-cash property was received by Parent or (ii) the non-cash property will be excluded from Net Proceeds until converted into or exchanged for or disposed of by Parent for cash; provided, further, that with respect to any CVR issued with respect to a CVR Derivative Security, the Holder of such CVR shall only be entitled to receive a pro rata share of CVR Payment Amounts paid with respect to CVR Payment Events occurring after the exercise or conversion of such CVR Derivative Security for or into Common Stock. For the avoidance of doubt, in no event shall the aggregate CVR Payment Amount be greater than $50 million.

“CVR Payment Date” means the date that the CVR Payment Amount is payable by Parent to the Holders, which date shall be established pursuant to Section 2.4.

“CVR Payment Event” means the receipt by Parent or any of its subsidiaries of Net Proceeds; provided that the payment by Parent of Net Proceeds shall only be required to be made by January 10 of each year beginning January 1, 2017 through the CVR Expiration Date or the earlier termination of this Agreement pursuant to the terms hereof; provided, further, that if since the most recent CVR Payment Event but prior to the subsequent January 1 through the CVR Expiration Date or earlier termination of this Agreement, Parent has received an additional $18,600,000 in Net Proceeds, such receipt shall be a CVR Payment Event. For the avoidance of doubt, in no event shall the aggregate CVR Payment Amount be greater than $50 million.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Registrar” has the meaning set forth in Section 2.3(b).

“CVRs” means the contingent value rights issued by Parent pursuant to the Merger Agreement and this Agreement.

“Effective Time" means the effective time of the Merger pursuant to the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

"Net Proceeds" means the aggregate payments received after the Effective Time in connection with any RES-440 Transaction, less (i) the RES-440 Expense Amount and (ii) in the case of Net Proceeds received by a subsidiary which is not wholly owned by Parent, a percentage of such Net Proceeds equal to the percentage of the equity of such subsidiary not owned by Parent or its wholly owned subsidiaries; provided, that amounts placed in escrow or earn-out or other contingent payments in connection with a RES-440 Transaction will not be considered Net Proceeds unless and until (and only to the extent that) such amounts are released from escrow or otherwise paid to Parent (or any of its stockholders or affiliates); provided, further, that with respect to any RES-440 Transaction that occurs prior to the CVR Expiration Date, any such escrow, earnout or other contingent payments released or paid after the CVR Expiration Date will be deemed to be Net Proceeds, so long as such amount is actually received within two years of the CVR Expiration Date.

“Non-Achievement Certificate” has the meaning set forth in Section 2.4(e).

“Notice of Objection” has the meaning set forth in Section 2.4(f).

“Objection Period” has the meaning set forth in Section 2.4(f).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means: (i) the transfer of any or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (vi) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner (through an intermediary if applicable), to the extent allowable, or (vii) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental entity.

“Record Date” means January 7, 2016.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Rights Agent Fee” means the fee of the Rights Agent to act in such capacity pursuant to the terms of this Agreement.

“RES-440” means the intellectual property rights and know-how and related assets that currently are or have been used in the research, development and manufacture of the “soft” anti-androgen known as “RES-440,” which is under development by the Parent for the treatment of acne vulgaris.

"RES-440 Expense Amount" means the aggregate amount of expenses incurred by Parent or any of its subsidiaries with respect to RES-440 from and after the date of the Merger Agreement through the applicable CVR Payment Date, including, without limitation: (i) all legal, regulatory and other out-of-pocket fees or expenses relating to obtaining any governmental or industry approvals required or deemed advisable for sale or distribution of such product, (ii) any costs of development or costs relating to the conduct or completion of any clinical trials, safety studies or other research studies or costs of otherwise obtaining any needed efficacy, safety or other data in respect of the potential sale or distribution of such product (iii) all transaction costs and expenses, such as legal and investment banker fees, incurred or payable by Parent (or any of its stockholders or affiliates) after the Effective Time in connection with any RES-440 Transaction, (iv) all applicable sales, income and other taxes in respect of any RES-440 Transaction that are incurred or payable after the Effective Time, (v) any other out-of-pocket costs incurred or payable after the Effective Time in connection with or relating to the CVRs, including legal fees, reimbursement of expenses or indemnity payments payable in respect of the CVRs or the administration thereof or calculation of Net Proceeds and (vi) all of the Parent's remaining costs or liabilities (whether incurred before or after the completion of the Merger) related to the development of RES-440 or the conduct, completion or termination of any clinical trials, safety studies or other research studies associated with RES-440 (in each case, to the extent not paid prior to completion of the Merger) on the date of the applicable CVR Payment Event.

“RES-440 Transaction” means a definitive license or sale agreement to the extent related to RES-440, or any other agreement to the extent related to the development, marketing or sale of RES-440, or any option to enter into any such agreements, with any third party, entered into on or prior to the CVR Expiration Date; provided, however, that, for the avoidance of doubt, neither a Change of Control of Parent or any of its subsidiaries nor a general license of all of Parent’s technology shall be a CVR Payment Event for purposes of this Agreement except to the extent there is an absolute dollar value explicitly attributed to RES-440 in connection with such transaction. For the avoidance of doubt, there may be more than one RES-440 Transaction.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 Issuance of CVRs; Appointment of Rights Agent.

(a) Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, (i) result in any violation of any provision of the certificate of incorporation or bylaws of Parent or (ii) require the consent or any action on the part of any third party under any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets where the failure by Parent to obtain such consent or action, in the case of clause (ii), individually or in the aggregate, would reasonably be expected to be material to Parent. No consent, approval, order or authorization of, or registration, declaration or filing with, any Government Authority (as defined in the Merger Agreement) is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby.

(b) One CVR will be issued with respect to each CVR Eligible Security that is outstanding as of 4:01 p.m. Eastern Time on the Record Date.

(c) Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment.

Section 2.2 Nontransferable.

The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

Section 2.3 No Certificate; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs. The Rights Agent is hereby initially appointed “CVR Registrar” for the purpose of registering CVRs and transfers of CVRs as herein provided.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in form reasonably satisfactory to Parent and the CVR Registrar, properly completed and duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a participant in a recognized Signature Guarantee Medallion Program. A request for a transfer of a CVR shall be accompanied by such documentation establishing satisfaction that the transfer is a Permitted Transfer as may be reasonably requested by Parent and the CVR Registrar (including opinions of counsel). Upon receipt of such written notice by Parent and the CVR Registrar, the CVR Registrar shall, subject to the Parent’s confirmation in writing to the CVR Registrar that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge to the Holder, but Parent may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer. The CVR Registrar shall have no obligation to pay such taxes or charges. The CVR Registrar shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of applicable taxes or charges unless and until the CVR Registrar is satisfied that all such taxes or charges have been paid.

(d) A Holder may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the CVR Registrar shall promptly record the change of address in the CVR Register.

(e) Any Holder may make a written request (which must be duly executed by such Holder) to Parent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register.  Within ten (10) Business Days following the date of receipt by Parent of such request, Parent shall make a written request to the CVR Registrar for such list, which request shall specify the name of the requesting Holder.  Upon receipt of such written request from Parent, the CVR Registrar shall promptly deliver a copy of such list to the requesting Holder at the address for such Holder in the CVR Register.

Section 2.4 Payment Procedures.

(a) Promptly following the occurrence of a CVR Payment Event, of which date Parent shall notify the Rights Agent in writing, but in no event later than thirty (30) Business Days after such event, Parent shall deliver to the Rights Agent a certificate (the “Achievement Certificate”), certifying that the Holders are entitled to receive their pro rata share of the applicable CVR Payment Amount based on the number of CVRs held by such Holder as reflected on the CVR Register. The Rights Agent shall have no duty or obligation to calculate, verify or confirm the accuracy, validity or sufficiency of any applicable CVR Payment Amount and shall have no duty or obligation to verify or confirm whether a CVR Payment Event has occurred. For the avoidance of doubt, with respect to any CVR issued with respect to a CVR Derivative Security, the Holder of such CVR shall only be entitled to receive a pro rata share of CVR Payment Amounts paid with respect to CVR Payment Events occurring after the exercise or conversion of such CVR Derivative Security for or into Common Stock. Such amount shall be confirmed to the Rights Agent by the Parent in writing prior to the release of any funds to the Holders.

(b) Except as otherwise requested by any Holder, the Rights Agent shall promptly send each Holder a copy of any Achievement Certificate or any Non-Achievement Certificate (as defined below) at such Holder’s address as reflected in the CVR Register as of the date the Rights Agent received such Achievement Certificate or Non-Achievement Certificate; provided, that the Rights Agent shall not be required to send any such notice to the Holder of any CVR issued with respect to a CVR Derivative Security that had not exercised or converted such CVR Derivative Security for or into Common Stock prior to the applicable CVR Payment Event.

(c) If Parent delivers an Achievement Certificate to the Rights Agent (or if a CVR Payment Amount is determined to be payable pursuant to Section 2.4(f) below), Parent shall establish a CVR Payment Date that is within fifteen (15) calendar days of the date of such Achievement Certificate (or the date of final determination pursuant to Section 2.4(f) below), as applicable, and shall notify the Rights Agent of such date in writing. At least five (5) Business Days prior to such CVR Payment Date, Parent shall cause the applicable CVR Payment Amount to be delivered to the Rights Agent, who will in turn, on such CVR Payment Date, distribute the applicable CVR Payment Amount to the applicable Holders (each Holder being entitled to receive its pro rata share of the applicable CVR Payment Amount based on the number of CVRs held by such Holder as reflected on the CVR Register (excluding any CVRs issued with respect to a CVR Derivative Security that had not been exercised or converted for or into Common Stock prior to the applicable CVR Payment Event), which pro rata amount shall be provided by Parent in writing to the Rights Agent) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date. The determination by Parent of any CVR Payment Amount shall be final and binding on Parent, the Rights Agent and each Holder.

(d) Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as Parent or the applicable subsidiary of Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(e) If a CVR Payment Event has not occurred on or prior to the CVR Expiration Date, then, within five Business Days after such date, Parent shall deliver to the Rights Agent a certificate (the “Non-Achievement Certificate”) stating that a CVR Payment Event did not occur.

(f) Upon demand by any Holder or Holders of at least 25% in the aggregate of the outstanding CVRs received within 45 calendar days after distribution by the Rights Agent of the Non-Achievement Certificate (the “Objection Period”), such Holder(s) shall deliver a written notice to Parent(with a copy to the Rights Agent) (i) specifying that such Holder or Holders object to the determination of Parent that a CVR Payment Event did not occur on or prior to the CVR Expiration Date and (ii) stating the reason upon which such Holder or Holders have determined that a CVR Payment Event has occurred on or prior to the CVR Expiration Date (a “Notice of Objection”). Any dispute arising from a Notice of Objection shall be resolved in accordance with the procedure set forth in Section 6.12, which decision shall be binding on the parties hereto and the Holders.

(g) If a Notice of Objection has not been delivered to Parent within the Objection Period, then the Holders shall have no right to receive the applicable CVR Payment Amount, and Parent and the Rights Agent shall have no further obligations with respect to the applicable CVR Payment Amount.

(h) Parent shall promptly furnish to the Rights Agent all information and documentation in connection with this Agreement and the CVRs that the Rights Agent or any Holder or Holders of at least 25% in the aggregate of the outstanding CVRs may reasonably request in connection with the determination of whether a CVR Payment Event has occurred. The Rights Agent shall forward any information and documentation it receives to the Holders who reasonably request such information.

(i) All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to the Parent, any Holder or any other Person.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs shall not have any voting or dividend rights or rights to notice, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger.

(c) Nothing contained in this Agreement shall be construed as conferring upon the Holder, by virtue of the CVR, any rights or obligations of any kind or nature whatsoever as a stockholder or member of Parent, the Company or any of their respective subsidiaries, as applicable, either at law or in equity. The rights of the Holder and the obligations of Parent and its affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

Section 2.6 Sole Discretion and Decision Making Authority.

Notwithstanding anything contained herein to the contrary, the development of pharmaceutical products, such as RES-440, is uncertain and expensive and as a result, Parent shall have sole and absolute discretion and decision making authority over whether to continue to invest, how much to invest in RES-440 and whether and on what terms, if any, to enter into (i) a license or sale agreement related to RES-440, (ii) any other business development transaction, marketing or sale of RES-440, or (iii) any option to enter into any such agreements or transactions. Parent has no obligation to develop or expend any funds in connection with the development of RES-440 and has no obligation to seek to license, sell or otherwise monetize RES-440.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence (which willful misconduct, bad faith or gross negligence must be determined by a final, non-appealable judgment of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder, even if the Rights Agent has been advised of the likelihood of such loss or damage or has foreseen the possibility or likelihood of such damages. The aggregate liability of the Rights Agent with respect to, arising from, or arising connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Parent to the Rights Agent, as fees, but not including reimbursable expenses, during the twelve (12) months immediately preceding the even for which recovery from the Rights Agent is being sought. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds, take any action that it believes would expose or subject it to expense or liability, or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Section 3.2 Certain Rights of Rights Agent.

The Rights Agent undertakes to perform only such express duties and obligations as are specifically set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Rights Agent. The Right Agent shall not assume any obligations or relationship of agency or trust with any of the Holders. In addition:

(a) the Rights Agent may rely on and shall be held harmless and protected and shall incur no liability for or in respect of any action taken, suffered or omitted to taken but it in reliance upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, instruction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent shall deem it necessary or desirable that a fact or matter be proved or established prior to taking, suffering or omitting any action hereunder (including, without limitation, the identity of a Holder), the Rights Agent may rely upon an Officer’s Certificate, and such Officer’s Certificate shall be full and complete authorization and protection to the Rights Agent. The Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it absent willful misconduct, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) under the provisions of this Agreement in reliance on such Officer’s Certificate;

(c) the Rights Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Merger Agreement or any other agreement between or among the parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement;

(d) the Rights Agent may engage and consult with counsel of its selection (who may be legal counsel for Parent) and the advice or opinion of such counsel shall be full and complete authorization and protection for the Rights Agent, and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it absent willful misconduct, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction)in accordance with such advice or opinion;

(e) the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(f) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(g) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(h) Parent agrees that it shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged or delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement;

(i) the Rights Agent shall not be deemed to have any knowledge of any event which it was supposed to have received notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith unless and until it has received such notice;

(j) the Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties and obligations hereunder from an officer of Parent, and to apply to such officer for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified for any action taken or suffered to be taken by it in accordance with instructions from such officer. The Rights Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Parent;

(k) the Rights Agent shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of the Rights Agent (including, without limitation, any act or provision of any present or future law or regulation or governmental authority, any act of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems or failure of any means of communication, labor difficulties, war, or civil disorder);

(l) unless otherwise specifically prohibited by the terms of this Agreement, the Rights Agent and any stockholder, affiliate, director, officer, agent or employee of the Rights Agent may buy, sell or deal in any of the CVRs or other securities of Parent or become pecuniarily interested in any transaction in which Parent may be interested, or contract with or lend money to Parent or otherwise act as fully and freely as though the Rights Agent were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for Parent or for any other Person;

(m) the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers or employees) or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to Parent or any other Person resulting from any such act, default, neglect or misconduct, absent willful misconduct, bad faith or gross negligence (which willful misconduct, bad faith or gross negligence must be determined by a final, non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof;

(n) in the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Parent or other Person or entity for refraining from taking such action, unless the Rights Agent receives written instructions signed by Parent which eliminates such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent;

(o) the recitals or statements of fact contained herein shall be taken as statements of Parent, and the Rights Agent assumes no responsibility for their correctness nor shall it be required to verify the same. The Rights Agent shall be under no responsibility for the validity or sufficiency of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of the CVRs, nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement or any CVR. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by the Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Parent;

(p) Parent agrees to indemnify, defend, protect, save and keep harmless the Rights Agent and its affiliates and their respective successors, assigns, directors, officers, managers, employees, agents, attorneys, accountants and experts (collectively, the “Indemnitees”), against any and all loss, liability, obligation, damage, fine, settlement, penalty, action, judgment, suit, cost, disbursement, proceeding, investigation, claim, demand or expense of any kind or nature whatsoever (including, without limitation, the reasonable fees and expenses of legal counsel and the costs and expenses of defending the Indemnitee against any claim of liability arising therefrom) (collectively, “Losses”) that may be imposed on, incurred by, or asserted against any Indemnitee, at any time, and in any way relating to, arising out of or in connection with the execution, delivery or performance of this Agreement, the enforcement of any rights or remedies in connection with this Agreement, and the payment, transfer or other application of funds pursuant to this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee; provided, however, that no Indemnitee shall be entitled to be so indemnified, defended, protected, saved or kept harmless to the extent such Loss was caused by its own willful misconduct, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Parent.

(q) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as set forth on Schedule 1 hereto, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the preparation, negotiation, amendment, modification, waiver, execution, delivery, performance or enforcement of this Agreement (other than taxes measured by the Rights Agent’s net income). An invoice for the Rights Agent Fee will be rendered a reasonable time prior to, and paid on, the effective date of this Agreement. An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) calendar days after receipt by Parent, except for postage and mailing expenses, which funds must be received by the Rights Agent one (1) Business Day prior to the scheduled mailing date.

(r) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Guarantee Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign and shall discharged from its duties under this Agreement at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) calendar days prior to the date so specified in accordance with Section 6.1. The Parent may remove the Rights Agent upon thirty (30) days’ written notice in writing, mailed to the Rights Agent.

(b) If the Rights Agent shall resign, be removed or become incapable of acting, Parent shall promptly (but within 30 days after giving notice of the Right Agent removal or after it has been notified of the Rights Agent’s resignation) appoint a qualified successor Rights Agent who may be a Holder but shall not be an officer of Parent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor Rights Agent.

(c) Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Not later than the effective date of any appointment of a successor Right Agent, Parent shall file notice thereof in writing with the predecessor Rights Agent, the Holders and each transfer agent (or other agent performing similar services for the Parent). Each notice shall include the name and address of the successor Rights Agent. Failure to give any notice provided for in this Section 3.3, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of a successor Rights Agent, as the case may be.

Section 3.4 Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided, that upon the request of Parent or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders.

Parent shall furnish or cause to be furnished to the Rights Agent (a) in such form as Parent receives from its transfer agent (or other agent performing similar services for Parent), the names, addresses and shareholdings of the Holders within five (5) Business Days of the effective time of the Merger, (b) at such other times as the Rights Agent may request in writing, within five (5) calendar days after receipt by Parent of any such request, a list, in such form as Parent receives from its transfer agent (or other agent performing similar services for Parent), of the names and the addresses of the Holders as of a date not more than fifteen (15) calendar days prior to the time such list is furnished, and (c) any other information reasonably requested by the Rights Agent.

Section 4.2 Payment of CVR Payment Amount.

Parent shall duly and promptly pay any applicable CVR Payment Amount, if any, in immediately available funds, to the Rights Agent to be distributed to the Holders in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement. The Rights Agent shall have no liability of any kind, and shall not be obligated to make any payments, unless and until it receives the applicable CVR Payment Amount.

Section 4.3 Ability to Make Prompt Payment.

Neither Parent nor any of its Subsidiaries shall enter into any agreement that would restrict Parent’s right to be able to promptly make payments to the Holders under this Agreement or otherwise restrict Parent’s ability to fund such payments.

Section 4.4 Successor Substituted.

Upon any Change of Control of Parent, the surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Parent under this Agreement with the same effect as if the surviving Person had been named as Parent herein, and thereafter, except in the case of a lease, the Parent, subject to the surviving Person’s assumption of all of the duties and obligations of the Parent hereunder, shall be relieved of all obligations and covenants under this Agreement and the CVRs.

(b) In the event a Change of Control occurs, Parent shall deliver to the Rights Agent an Officer’s Certificate stating that such Change of Control complies with this Section 4.4. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the corporate trust, stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; but only if such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.4 hereof.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments.

(a) Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders; provided, that the consent of the Holders of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, shall be required to enter into any amendment that is adverse to the economic interests of the Holders; provided, further, that notwithstanding the foregoing:

(i) Without the consent of any Holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(A) to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein in a transaction which constitutes a Change of Control of Parent; or

(B) to evidence the termination of the CVR Registrar and the succession of another Person as a successor CVR Registrar and the assumption by any successor of the obligations of the CVR Registrar herein.

(ii) Without the consent of any Holders, Parent and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(A) to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(B) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent shall consider to be for the protection of the Holders; provided, that, in each case, such provisions shall not materially adversely affect the interests of the Holders;

(C) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that, in each case, such provisions shall not materially adversely affect the interests of the Holders;

(D) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Exchange Act; or

(E) to add, eliminate or change any provision of this Agreement unless such addition, elimination or change is adverse to the interests of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail a notice thereof by first-class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.2 Execution of Amendments.

Prior to executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in and shall incur no liability for relying upon, an Officer’s Certificate and an opinion of counsel stating that the execution of such amendment is authorized or permitted by this Agreement. Notwithstanding anything herein to the contrary, the Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants, duties, obligations or immunities under this Agreement or otherwise, and the Rights Agent shall not be bound by amendments not executed by it.

Section 5.3 Effect of Amendments.

Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to Rights Agent and Parent.

Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement shall be sufficient for every purpose hereunder if in writing and sent by facsimile transmission, delivered personally, or by certified or registered mail (return receipt requested and first-class postage prepaid) or sent by a nationally recognized overnight courier (with proof of service), addressed as follows, and shall be deemed to have been given when sent:

(a) if to the Rights Agent, addressed to it at 250 Royall Street, Canton MA, 02021, Attention: Corporate Actions, facsimile at (617) 360-6810, with a copy to 250 Royall Street, Canton MA, 02021, Attention: Matthew Attubato, or at any other address previously furnished in writing to the Holders and Parent by the Rights Agent in accordance with this Section 6.1; or

(b) if to Parent, addressed to it at 2020 Avon Court, #4, Charlottesville, Virginia 22902, facsimile at (434) 220-0722 , or at any other address previously furnished in writing to the Rights Agent and the Holders by Parent in accordance with this Section 6.1.

Section 6.2 Notice to Holders.

Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 6.4 Successors and Assigns.

All covenants and agreements in this Agreement by Parent shall bind its successors and assigns, whether so expressed or not.

Section 6.5 Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns; provided, that the Company shall be an express third-party beneficiary hereof.

Section 6.6 Governing Law.

This Agreement and the CVRs, including, for the avoidance of doubt, all provisions regarding the rights, duties, responsibilities and obligations of the Rights Agent, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflicts of laws.

Section 6.7 Legal Holidays.

In the event that a CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

Section 6.8 Severability Clause.

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible; provided, however, that if such modified provision shall affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

Section 6.9 Counterparts.

This Agreement may be signed in any number of counterparts (which may be effectively delivered by facsimile or other electronic means and such signature shall have the same authority, effect and enforceability as an original signature), each of which shall be deemed to constitute but one and the same instrument.

Section 6.10 Termination.

This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, upon the earlier to occur of (a) the payment of the CVR Payment Amount in full, (b) in the event that a Notice of Objection is not delivered within the Objection Period, the expiration of the Objection Period or (c) in the event of the delivery of a Notice of Objection, either (i) the final determination in accordance with this Agreement that a CVR Payment Event has not been achieved or (ii) the fulfillment of any payment or other obligation required pursuant to a final determination made in accordance with this Agreement. The provisions of Section 3.1 and 3.2 shall survive the termination of this Agreement, the resignations, replacement or removal of the Rights Agent and the exercise, termination and the expiration of the CVRs.

Section 6.11 Entire Agreement.

As it relates to the Rights Agent, this Agreement represents the entire understanding of the parties hereto with respect to the CVRs, and this Agreement supersedes any and all other oral or written agreements made with respect to the CVRs. As between Parent and the Company only, this Agreement and the Merger Agreement represent their entire understanding with reference to the CVRs, and this Agreement supersedes any and all other oral or written agreements between Parent and the Company made with respect to the CVRs, except for the Merger Agreement. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

Section 6.12 Negotiation; Arbitration.

(a) Prior to any arbitration pursuant to Section 6.12(b), Parent and any Holder or Holders of at least 25% in the aggregate of the outstanding CVRs shall negotiate in good faith for a period of thirty (30) calendar days to resolve any controversy or claim arising out of or relating to this Agreement or the breach thereof.

(b) After expiration of the 30-day period contemplated by Section 6.12(a), such controversy or claim, including any claims for breach of this Agreement, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Parent and any Holder or Holders of at least 25% in the aggregate of the outstanding CVRs may initiate an arbitration for any matter relating to this Agreement. However, in the event of a dispute arising from the delivery of a Notice of Objection, the sole matter to be settled by arbitration shall be whether a CVR Payment Event has occurred on or prior to the CVR Expiration Date. The number of arbitrators shall be three (3). Within fifteen (15) calendar days after the commencement of arbitration, each party shall select one (1) person to act as arbitrator, and the two (2) selected shall select a third arbitrator within fifteen (15) calendar days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. The place of the arbitration shall be New York, New York. The arbitrators shall be lawyers or retired judges with experience in the life sciences industry and with mergers and acquisitions. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties (provided that the Rights Agent may disclose to the Holders any such information without the consent of Parent). Any award payable in favor of the Holders as a result of arbitration shall be distributed to the Holders on a pro rata basis, based on the number of CVRs held by each Holder. Parent shall pay all fees and expenses incurred in connection with any arbitration, including the costs and expenses billed by the arbitrators in connection with the performance of their duties described herein; provided, however, that if the arbitrator rules in favor of Parent, the Arbitrator’s fees and expenses shall be offset against the CVR Payment Amounts, if any. The Rights Agent shall not in any way be subject to this Section 6.12 or have any duties or obligations with respect to this Section 6.12.

Section 6.13 No Fiduciary Obligations

Each party acknowledges and agrees that the other parties, their affiliates and their respective officers, directors and controlling Persons do not owe any fiduciary duties to the first party or any of its respective affiliates, officers, directors or controlling Persons. The only obligations of the parties, their affiliates and their respective officers, directors and controlling Persons arising out of this Agreement are the contractual obligations expressly set forth in this Agreement.

Section 6.14 Confidentiality

The Rights Agent and the Parent agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

RESTORGENEX CORPORATION

By:	/s/ Stephen M. Simes
Name: Stephen M. Simes
Title: Chief Executive Officer

COMPUTERSHARE INC., as Rights Agent

By:	/s/ Thomas Borbely
Name: Thomas Borbely
Title: Manager, Corporate Actions